Exhibit 4.7

This is an unofficial translation from the Hebrew language. This translation is made for convenience purposes only, and the Hebrew version is the binding version of the agreement.

Management Services Agreement

Signed in Tel Aviv on May 31, 2006

Between

Elbit Medical Imaging Ltd. Public company 52-0043035 13 Noah Moses St., Tel Aviv (hereinafter: the "Company")	of the first part

and between

Europe Israel (M.M.S.) Ltd. Private company 52-0038837 of 13 Noah Moses St., Tel Aviv (hereinafter: the "Management Company")	of the second part

Whereas:
The Company wishes  to receive Management Services from the Management Company and the Management Company wishes  to provide the Company with those management services, as defined hereinafter, all in accordance with the provisions and circumstances specified hereinafter in this agreement; and

Whereas:
The Management Company wishes to render the Company  Management Services as defined hereinafter, in accordance with the provisions of this agreement, and without an employer-employee relationship existing between the Company and the Management Company or anyone on its behalf, all in accordance with this agreement; and

Whereas:
The Management Company accepts upon itself all of the Company’s obligations and undertakings vis-a-vis Mr. Mordechay Zisser, an employee of the Management Company (as defined hereinafter), while maintaining his full continuity of rights; and

Whereas:	Both parties wish to define and establish the terms of their engagement as specified hereinafter in this agreement;

Therefore, the parties have provided and agreed as follows:

1.	General

1.1.	The preamble to this agreement, as well as its appendixes, constitute an integral part thereof.

1.2.	The section headings in this document are for convenience only and shall not be used for purposes of interpretation.

1.3.
Throughout this agreement, the Management Company, including anyone employed thereby and/or on behalf thereof – whether or not as an employee – for purposes of management service providence, shall be as defined hereinafter.

2.	The Management Services

2.1.
The Management Company shall provide the Company with the services of an active Chairman of the Board of Directors (hereinafter: the "Management Services"). In the framework of the said Management Service, the Management Company shall also provide Management Services to the Company’s subsidiary companies and/or private  companies.

2.2.
The Company shall receive the Management Services exclusively through Management Company employee, Mr. Mordechay Zisser (hereinafter: Management Company Employee). The Management Company Employee shall maintain full continuity of rights upon transfer to employment in the Management Company, as though the Management Company were the employer of the Management Company Employee commencing on the date of the Management Company Employee’s employment in the Company, and commencing on the date of the transfer, the Management Company shall be deemed the employer of the Management Company Employee and shall assume full, sole and exclusive liability for upholding the Management Company Employer’s rights as an employee. The Company shall bear no liability vis-a-vis the Management Company Employee with regard to any payment resulting from the employment relationship between the Management Company Employee and the Management Company.

3.	Declarations and Undertakings of the Management Company

3.1.
The Management Company is a private company incorporated in Israel, indirectly controlled by Mr. Mordechay Zisser, Management Company Employee. The said control in the Management Company shall undergo no changes throughout the term of the agreement, as defined in section 12 below. This section constitutes a fundamental provision to this agreement.

3.2.
The Management Company declares that it is bound by no restriction, under contract, by law or in any other way, preventing it or restricting it from entering this agreement and fulfilling the provisions thereof.

3.3.
To remove any doubt, the Management Company shall not serve as the Company’s agent, and shall not be entitled to oblige the Company in any way or manner and shall not present itself as possessing such power. In the event of the Management Company’s breach of the provisions of this section, the Management Company shall bear all expenses incurred by the Company as a result of the said breach, and the Company shall be entitled to offset from any consideration to which the Management Company may be entitled under this agreement, the sum for which it is liable as stated above.

3.4.
The Management Company Employee undertakes to devote at least 80% of his time, skills and efforts to fulfill his task as the Company’s active Chairman of the Board of Directors. As such, the Management Company Employee shall devote his time, energy and expertise to promote the Company’s affairs in the framework of the Management Services, and to this end he shall operate diligently and conscientiously, with loyalty and integrity, making the most of his abilities and skills, and in accordance with the requirements and tasks as determined by the Company’s Board of Directors.

3.5.
The Management Company Employee shall consciously refrain from any act and/or omission liable to cause damage to the Company and/or its business and/or which may conflict with the interests of the Company and/or its managers.

3.6.
The Management Company shall, from time to time, on the Company’s demand, report its activities under this agreement to the Company. Likewise, on the Company’s demand, the Management Company shall promptly supply the Company with any additional information or documents relating to this agreement and/or its performance. Without derogating from the aforesaid, the Management Company shall, once quarterly, report its activities to the Board of Directors in such quarter, and the Board of Directors  shall be asked to confirm the Management Company’s having met the provisions of the agreement.

4.	Management Services Fees

4.1.
In consideration for the Management Services and the satisfaction of the Management Company’s undertakings as specified in this agreement, the Company shall, throughout the term of management, pay the Management Company a management fee as specified hereinafter, plus statutory VAT, contingent on the receipt of a statutory tax invoice (hereinafter: the "Management Fee"). Should the Company be lawfully required to deduct tax at source under any law, the Company shall deduct the tax as said from any payment of Management Fees, unless the Management Company presents the Company with a written document from the  tax authority exempting it from the deduction of tax at source. Should the Management Company request that the Management Fee be deposited in a foreign bank account, this shall be done subject to the Management Company’s providing the Company with any document or certificate of approval required by the Bank of Israel and/or the transferring bank. Should the said documents or certificates fail to be supplied, the transfer of the said Management Fee shall be delayed and the Management Company shall have no claims and/or demands and/or causes of action as a result of the delay.

4.2.
The monthly Management Fee – which shall be paid to the Management Company by the Company and/or private subsidiary companies and/or private  related companies of the Company, in consideration for and subject to the Management Company’s fulfillment of its undertakings in accordance with this agreement – shall be as specified hereinafter:

The sum of US$ 50,000 per month, converted into NIS in accordance with the most recent USD – NIS representative exchange rate published by the Bank of Israel prior to the date of payment, plus statutory VAT.

Defrayment of the Management Fee shall be contingent upon the Management Company’s supplying the Company with a tax invoice at the beginning of the month subsequent to the month on account of which the invoice was rendered. Payment shall be made within 7 days of the date of the Company’s approving the invoice.

4.3.
In addition to the aforesaid in section 4.1, the Company shall bear all expenses incurred by the Management Company (including the Management Company Employee’s expenses), such as fees due to board and lodging, accommodations, traveling, stays abroad and other similar expenses, provided that:

4.3.1.	The expenses incurred resulted directly from the Management Services provided and in relation to these;

4.3.2.	The Company approved the expenses or categories of expenses;

4.3.3.	The Management Company shall be reimbursed for its expenses exclusively subject to its providing receipts as proof of payment.

4.4.
Subject to the aforesaid in section 4.3, the Management Company must submit a monthly report specifying its expenses. The Company shall reimburse the Management Company for its expenses as aforesaid within 15 days of the report being approved.

5.	Vehicle

5.1.
To facilitate the Management Company’s fulfillment of its duties, the Company shall provide the Management Company with a company car suited to the Management Company Employee’s duties as well as his position within the Company, or equivalent value.

5.2.
It is hereby explicitly clarified, that the Management Company shall possess the exclusive right to use the said vehicle. Should the said vehicle incur any damage when driven by anyone not entitled to do so, the sum that the Company is required to pay as self-participation in damage repair and/or vehicle replacement, shall be deducted from the Management Fee commencing with the payment due closest to the date on which the said self-participation sum was determined.

5.3.	The Company shall bear all of the vehicle’s maintenance and usage expenses (in addition to the Company’s payment of the Management Fee.)

6.	Telephone, Fax, Cellular Phone and Computer

6.1.
At the request of the Management Company, the Company shall provide the Management Company with a telephone/fax machine. The Company shall have the said telephone/fax machine installed in the home of anyone on behalf of the Management Company – to facilitate the Management Company’s fulfillment of its duties. The said telephone/fax machine shall be installed at the Company’s expense and in its own name.

6.2.	The Company shall defray the expenses involved in the installation of the phone line and the use thereof, provided that these expenses are within reason.

6.3.
The Company shall provide the Management Company or anyone on its behalf with a cellular phone with an active line, for the Management Company’s exclusive use. The said phone shall be provided immediately upon the agreement’s going into effect. All expenses involved shall be defrayed by the Company, provided that these expenses are within reason.

6.4.
The company shall provide the Management Company or anyone on its behalf, with a computer, printer and modem. All expenses involved in the purchase, installation and maintenance of the said equipment shall be defrayed by the Company (in addition to the Company’s payment of the Management Fee), provided that these expenses are within reason.

6.5.	All of the said equipment shall remain in the Company’s ownership.

7.	Insurance and Indemnification

7.1.
The Company’s agreement with Mr. Zisser regarding D&O liability insurance and prospective indemnification entered into prior to the date of this agreement shall remain in force even after the Company’s entering into this agreement.

8.	Absence of Employee – Employer Relationship

The parties hereby agree and declare as follows:

8.1.	The Management Company is the sole and exclusive employer of the Management Company Employee, and no employee-employer relationship exists or shall exist in the future between him and the Company.

8.2.
The Management Company declares that it shall provide Management Services in its capacity as an independent contractor for all matters and purposes in the framework of this commercial agreement entered by the two corporations, and the engagement between the Company and the Management Company and/or the Management Company Employee shall not be deemed an employee-employer relationship. This is regardless of and even during the lingering of anyone on the Management Company’s behalf on the Company’s premises for purposes of fulfilling its undertakings in accordance with this agreement. The Management Company declares and confirms that it is aware that the Company agreed to enter this agreement with it exclusively on the basis of this declaration.

8.3.	The Management Company alone hired the services of the Management Company Employee, and the Management Company alone is entitled to dismiss him.

8.4.
The Management Company alone bears liability for payment of the Management Company Employee’s salary, sums set aside on his behalf, as well as his social and/or other rights as an employee pursuant to any law and/or in accordance with any agreement and/or settlement, collective or otherwise.

8.5.
The Management Company represents the Management Company Employee vis-a-vis the Company with regard to all matters, including the contractual consideration which the Company pays the Management Company in return for the Management Services.

8.6.
The arrangement under which the Management Company provides the Company with Management Services through the Management Company Employee was not designed to discriminate against, nor does it discriminate against the Management Company Employee in relation to the Company’s employees and/or in relation to any other employee and/or in any other way. Likewise, the said arrangement was not designed to, nor does it in fact, deprive the Management Company Employee of any right to which he is or shall be entitled under any law and/or in accordance with any agreement or arrangement, collective or otherwise.

8.7.
The Management Company hereby declares that of its own volition and at its own discretion, the services it provides the Company are rendered within its capacity as an independent contractor, and that it shall bear and defray at its own expense all payments, of every form or kind, incurred as a result of its activities on behalf of the Company.

8.8.
The Management Company is registered as an Ltd. company for purposes of VAT and shall provide the Company with an invoice for every payment owing thereby. The Management Company manages an independent file in Income Tax as well as in Social Security and shall be exclusively liable for payment of all taxes, social security and national health insurance on behalf of the Management Company Employee as well as for reports required on the basis thereof.

9.	Company Indemnification Due to Claims of Management Company Employee

In the event that, notwithstanding everything stated in this agreement, and notwithstanding the two parties’ longstanding agreement, the Labor Court and/or any other certified authority determines that the Management Company Employee was and/or is the Company’s employee during the period of the agreement as defined hereinafter, for purposes of any payment and/or providing any right and/or benefit and for any matter and purpose, and should the Company be required to pay any sums to the Management Company Employee and/or his replacement and/or his dependent due to a claim resulting, in any way or form, from an employer-employee relationship, the Management Company declares and undertakes to indemnify the Company for any sum and/or right and/or benefit that the Company may be required to pay the Management Company Employee, as well as for any ancillary expenses incurred by the Company due to and/or relating to the Management Company Employee’s demand and/or claim, including, and without derogating from the generality of the aforesaid: attorney fees, indemnities due to arrears in payment, indemnities due to arrears in severance pay, interest and linkage and the like. The company shall be entitled to offset the sum of the indemnities from any amount owing to the Management Company.

10.	The Management Company’s Liabilities

In addition to and without derogating from the aforesaid, the Management Company shall be liable for any damage – direct or otherwise – which the Company may incur due to the Management Company’s fulfillment of its undertakings under this agreement.

11.	Continuity of Rights

11.1.
    All sums set aside for purposes of managers’ insurance, study funds and/or other funds, on behalf of Mr. Zisser with relation to his previous term of employment on behalf of the Company (hereinafter: "Term of Maintenance of Employee-Employer Relationship") shall be assigned to the Management Company. The Management Company accepts upon itself all of the Company’s undertakings vis-a-vis Mr. Zisser resulting from his employment relationship with the Company during the Term of Maintenance of Employee-Employer Relationship.

The aforesaid in no way derogates from the Company’s undertaking to set aside sums for purposes of managers' insurance, study funds and/or other funds on behalf of Mr. Zisser due to the Term of Maintenance of Employee-Employer Relationship between the Company and Mr. Zisser, in accordance with the employment contract of __ signed by the Company and Mr. Zisser.

11.2.
       To remove any doubt, it is hereby clarified that the Term of Maintenance of Employee-Employer Relationship shall be taken into account for the employee’s period of service in the Management Company for all matters and purposes.

12.	Term of the Agreement

12.1.
    This agreement will become effective retroactively commencing on August 1, 2005 for a period of five years (hereinafter: the "Term of the Agreement"). Throughout the Term of the Agreement, each party is entitled to terminate the agreement for any reason after having provided 6 months' prior notice by written instrument (hereinafter: "Prior Notice"). It is hereby explicitly clarified that throughout this period, the Management Company Employee shall continue to fulfill his duties.

12.2.
    Notwithstanding the aforesaid in section 13.1, the Company is entitled to terminate this agreement without advance notice in the event that the Management Company Employee breaches the Company’s trust and/or commits a crime involving moral turpitude.

12.3.
    Without derogating from the aforesaid in this section, termination of the Management Company Employee’s tenure as active Chairman of the Board of Directors for any reason, shall lead to the immediate termination of this agreement. Notwithstanding the aforesaid, upon the Company’s request, Mr. Zisser shall, in addition to his tenure as active Chairman of the Board of Directors, assume a position as office-holder in another capacity within the Company (via the Management Company). In the said event, this agreement shall apply also to Mr. Zisser’s additional and/or other position as office-holder in the Company.

12.4.
    Upon termination of this agreement, as specified in sections 12.1, 12.2 and 12.3 above, the Management Company shall take care to return all items supplied by the Company to the Management Company Employee in accordance with the provisions of this agreement, including a vehicle, telephone/fax machine, cellular phone, computer and printer – in good condition apart from reasonable wear, and the Management Company hereby waives the right to delay returning the aforesaid to the extent that it may be afforded this right under any law.

13.	Confidentiality

13.1.
    Throughout the Term of the Agreement and at all times thereafter, the Management Company undertakes to maintain complete confidentiality with regard to the Company’s commercial and/or professional secrets, and to refrain from delivering any information relating to the Company and/or its business to any other person or entity not entitled to receive it, without the Company’s prior consent. Likewise, the Management Company undertakes to ensure that its employees and/or agents also maintain the confidentiality of all the said information. The aforesaid in this section does not apply to the disclosure of information to the authorities when lawfully required, nor does it apply to the disclosure of information which has become public knowledge, apart from information that became public knowledge due a breach of this agreement.

13.2.
    Without derogating from the aforesaid in section 14.1, the Management Company shall take any reasonable measures to properly safeguard any document, software or other information it possesses with regard to its provision of services to the Company (hereinafter: the "Company’s Materials") in order to prevent any person unauthorized by the Company to do so – from viewing it. Likewise, the Management Company shall comply with the Company’s every requirement with regard to further security measures beyond those taken at its own initiative. The Management Company shall inform the Company of any mishap with regard to the Company’s Materials immediately upon its occurrence. Upon termination of the Management Company’s provision of services to the Company, the Management Company shall return all of the Company’s Materials and/or information in its possession to the Company. The provisions of this section 14 shall remain effective after the termination of this agreement.

13.3.	For purposes of this section 14, the term the "Company” includes the Company’s subsidiary and/or related companies.

14.	Rights Due to Management Services

14.1.
    The Management Company hereby declares and undertakes that it does not possess and shall not possess any right, including rights to intellectual property, due to Management Services and/or services that it rendered under this agreement, and anything related thereto or resulting therefrom, and due to the future profits that shall directly or indirectly result from the Management Company’s rendering of management and/or services, and all the aforesaid shall be deemed the complete and absolute possession of the Company. All rights, including those to the intellectual property, shall belong fully and completely to the Company without any need to provide the Management Company with additional consideration beyond that set out in this agreement. The Management Company shall do everything required for purposes of registering these rights and transferring them to the Company to the extent that this be required by any law.

14.2.
    Without derogating from the aforesaid, it is hereby declared and clarified that the Company is the exclusive possessor of rights and shall possess the copyrights to any document or opinion or intellectual property made by the Management Company in the capacity of its provision of services to the company. The Company has the right to incorporate changes and make use of the aforesaid as it deems fit, whether on its own or through any third party and at its exclusive discretion.

15.	The Governing Law and Authorized Court

15.1.	This agreement and everything resulting therefrom shall be subject exclusively to Israeli law and construed in accordance thereto.

15.2.
    Any dispute which may arouse regarding the validity, implementation, or effects of this agreement shall be subject to the exclusive jurisdiction of the authorized court in the Tel Aviv- Jaffa district.

16.	Addresses and Notices

16.1.	The parties hereby declare that their addresses for purposes of this agreement shall be as specified in the preamble to this agreement.

16.2.
    Any notice which one party is required to deliver to the other under this agreement, shall be deemed to have been received within 5 days from the date of its having been sent by registered mail, or within 2 days of its having been sent by fax, or immediately if delivered in person.

17.	Validity of the Agreement

It is hereby clarified that this agreement shall go into effect subject to its having been approved by an Audit Committee, the Board of Directors, and the Company’s General Meeting pursuant to the majority stipulated by law.

18.	General Provisions

18.1.	Any amendment and/or supplement to this agreement shall not be deemed valid and/or relevant, unless drawn up and signed by both parties to this agreement.

18.2.
    This agreement consolidates and conveys the parties’ relationship, rights and undertakings – exclusively and conclusively. The provisions of this agreement constitute the entire agreement between the contracting parties. Upon signing this agreement, any agreement, representation, declaration, memorandum, promises and undertakings made orally or in writing between the parties – should there be such – shall be deemed null and void. This agreement alone fully summarizes everything agreed upon by both parties and apart from this agreement, nothing else shall be deemed binding.

18.3.
    Should a provision, section or any undertaking in this agreement be rescinded or rendered ineffective, the remaining provisions of the agreement shall remain in force unless the nature of the said section or provision is so fundamental to the agreement that its rescission would undermine the contract’s very existence.

18.4.
    Should any law, regulation or provision be amended or supplemented in a manner affecting the implementation of this agreement, the parties shall conduct negotiations with regard to the continued existence of this agreement mutatis mutandis.

18.5.
    Any waiver, withholding from action and/or suspension and/or delay of one of the parties to this agreement in enforcing any of its rights under this agreement and/or any law, shall not be deemed a waiver of any right, unless done explicitly and by written instrument.

And in witness thereof the parties have signed their hands:

/s/Mordechay Zisser, /s/Shimon Yitzhaki Elbit Medical Imaging Ltd.	/s/Mordechay Zisser, /s/Shimon Yitzhaki Europe Israel (M.M.S.) Ltd.

Commitment and Guarantee

I hereby agree to everything stated in section 2.1 of this agreement above and undertake to operate accordingly.

I agree and hereby accept upon myself the Management Company’s undertakings, to the extent that they relate to me in accordance with sections 2, 3, 8, 13 and 14 above. Likewise, I hereby guarantee the Management Company’s undertakings under sections 9 and 10 of this agreement. The provisions of sections 15, as well as chapter 2 of the Guarantee Law 5727–1967 with regard to a single guarantor, shall not apply to this guarantee.

/s/Mordechay Zisser

Mordechay Zisser